EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 28, 2012 relating to the consolidated financial statements of Green Earth Technologies, Inc. and subsidiary (the “Company”), which appears in the Company’s Annual Report on Form 10-K for the years ended June 30, 2012 and 2011, in this Amendment No.1 to the Registration Statement on Form S-1(Registration No. 333-185557).  We also consent to the reference to our firm under the heading “Experts” in the prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-185557).

/s/ Friedman LLP

January 31, 2013
East Hanover, New Jersey